Exhibit 4.3

EXECUTION VERSION

E*TRADE Financial Corporation

and

The Bank of New York Mellon Trust Company, N.A.

3.800% Senior Notes due 2027

Second Supplemental Indenture

Dated as of August 24, 2017

to

Indenture dated as of August 24, 2017

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	3

	ARTICLE 2
	FORM OF NOTES

Section 2.01.	Form of Notes	3

	ARTICLE 3
	THE NOTES

Section 3.01.	Amount; Series; Terms	3
Section 3.02.	Denominations	4

	ARTICLE 4
	REDEMPTION OF SECURITIES

Section 4.01.	Redemption	4
Section 4.02.	Optional Redemption of the Notes	4
Section 4.03.	Method and Effect of Redemption	5

	ARTICLE 5
	COVENANTS

Section 5.01.	Limitations on Liens	7

	ARTICLE 6
	AMENDMENTS

Section 6.01.	Amendments to the Base Indenture	7

	ARTICLE 7
	SUPPLEMENTAL INDENTURES

Section 7.01.	Supplemental Indentures	8

	ARTICLE 8
	MISCELLANEOUS

Section 8.01.	Sinking Funds	8
Section 8.02.	No Guarantees	8
Section 8.03.	Confirmation of Indenture	8

i

Section 8.04.	Counterparts	8
Section 8.05.	Governing Law	8
Section 8.06.	Waiver of Jury Trial	8
Section 8.07.	Trustee Disclaimer	8

Exhibit A	Form of Security	A-1

ii

SECOND SUPPLEMENTAL INDENTURE, dated as of August 24, 2017 (this “Supplemental Indenture”), to the Indenture dated as of August 24, 2017 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and between E*TRADE Financial Corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of Securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities to be designated as its 3.800% Senior Notes due 2027 (the “Notes”), on the terms set forth herein;

WHEREAS, Article IX of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Applicable Entities” means E*TRADE Bank, E*TRADE Securities LLC, ETB Holdings, Inc. and ETCM Holdings, LLC.

“Base Indenture” has the meaning specified in the preamble to this Supplemental Indenture.

“Company” has the meaning specified in the preamble to this Supplemental Indenture and the Base Indenture.

“Indenture” has the meaning specified in the preamble to this Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Section 3.01(d).

“Issue Date” means, for all purposes under the Indenture, the date of this Supplemental Indenture.

“Notes” has the meaning set forth in the recitals of this Supplemental Indenture.

“Original Notes” has the meaning set forth in Section 3.01(b).

“Permitted Liens” means:

(1) liens existing as of the Issue Date;

(2) liens granted after the Issue Date created in favor of the Holders of the Notes;

(3) liens on the Voting Securities of an Applicable Entity securing indebtedness which is incurred to extend, renew or refinance indebtedness, to the extent that such extended, renewed or refinanced indebtedness was secured by liens on the Voting Securities of such Applicable Entity that were permitted to be incurred under the Indenture;

(4) liens on the Voting Securities of an Applicable Entity created in substitution of, or as replacements for, any liens on the Voting Securities of such Applicable Entity pursuant to clauses (1) through (3) directly above; provided that in the case of a lien created in substitution of, or replacement for, a lien granted in reliance on clause (2) above, such substitution or replacement lien shall be in favor of the Holders of the Notes;

(5) liens created by, or resulting from, claims against the Company or any subsidiary of the Company for taxes or assessments or other governmental charges or levies that are not then due and delinquent, that the Company or any of its subsidiaries are contesting in good faith, or that are for less than $1 million;

(6) liens created by, or resulting from, any litigation or legal proceedings that the Company or any of its subsidiaries are contesting in good faith or that involve claims against the Company or any of its subsidiaries for less than $1 million in the aggregate;

(7) deposits to secure, or in place of, any surety, stay, appeal or customs bonds; or

(8) such other liens that the Board of Directors of the Company determines will not materially detract from or interfere with the present value or control by the Company of the Voting Securities subject to such other liens.

“Redemption Date”, when used with respect to any Note, means the date specified for redemption by the Company.

“Redemption Price” means, when used with respect to any Note to be redeemed, the applicable price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Regular Record Date” has the meaning set forth in Section 3.01(d).

“Supplemental Indenture” has the meaning specified in the preamble to this Supplemental Indenture.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to May 24, 2027; provided, however, that if the period from such Redemption Date to May 24, 2027 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to May 24, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning specified in the preamble to this Supplemental Indenture and the Base Indenture.

“Voting Securities” means stock of any class or classes or other equity interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers, trustees or other equivalent body of the Person in question.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto which is hereby incorporated in and expressly made a part of this Supplemental Indenture.

ARTICLE 3

THE NOTES

Section 3.01. Amount; Series; Terms.

(a) The Notes are hereby created and designated as a series of Securities under the Base Indenture: the title of the Notes shall be “3.800% Senior Notes Due 2027.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of Notes that initially may be authenticated and delivered under this Supplemental Indenture as Original Securities within the meaning of the Base Indenture (the “Original Notes”) shall be limited to $400,000,000 subject to increase as set forth in Section 2.12 of the Base Indenture.

(c) The Stated Maturity of the Notes shall be August 24, 2027. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office or agency of the Trustee in the Borough of Manhattan, The City of New York.

(d) The Notes shall bear interest at the rate of 3.800% per annum from August 24, 2017 or from the most recent date to which interest has been paid or duly provided for, as further provided in the form of Security annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The dates on which such interest shall be payable (each, an “Interest Payment Date”) shall be February 24 and August 24 of each year, beginning on February 24, 2018, and the “Regular Record Date” for any interest payable on each such Interest Payment Date shall be the immediately preceding February 9 and August 9, respectively.

(e) The Notes will be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 2.03 of the Base Indenture.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

ARTICLE 4

REDEMPTION OF SECURITIES

Section 4.01. Redemption. Pursuant to Sections 2.02 and 3.01 of the Base Indenture, the following redemption provisions in this Article 4 shall apply to the Notes.

Section 4.02. Optional Redemption of the Notes.

(a) At any time on and after February 24, 2018 and prior to May 24, 2027, the Company may redeem all or a part of the Notes, at a Redemption Price (as calculated by the Company) equal to the greater of:

(i) 100% of the principal amount of such Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if such Notes matured on May 24, 2027 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Redemption Date plus 25 basis points;

plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record of such Notes on the Regular Record Date to receive interest due on the Interest Payment Date pursuant to Section 4.03(d).

(b) At any time on and after May 24, 2027, the Company may redeem the Notes, in whole or in part at the price of 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record of such Notes on the Regular Record Date to receive interest due on the Interest Payment Date pursuant to Section 4.03(d).

(c) If a Redemption Date falls on a day that is not a Business Day, the Company will postpone the payment of the Redemption Price payable on such Redemption Date to the next succeeding Business Day, but the payment made on such Redemption Date will be treated as being made on the date that the payment was first due and the Holders will not be entitled to any further interest or other payments with respect to such postponement.

Section 4.03. Method and Effect of Redemption.

(a) Notice of redemption must be mailed or sent electronically by the Company or at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed at least 10 days but not more than 60 days before the applicable Redemption Date, except where DTC requires a longer period and except that notice of redemption may be mailed or sent electronically more than 60 days before the applicable Redemption Date if such notice is issued in connection with a defeasance of such Notes pursuant to Section 8.02 or 8.06 of the Base Indenture or a satisfaction and discharge of such Notes pursuant to Section 8.01 of the Base Indenture. If the Trustee is asked to give notice of redemption to Holders, the Company shall deliver an Officers’ Certificate relating thereto no later than two Business Days (or such shorter time as the Trustee may agree in its sole discretion) before the sending or mailing of such notice; provided that the Trustee may also waive prior delivery of the Officers’ Certificate and any such advance communication to the Trustee of the redemption notice in the Trustee’s sole and absolute discretion. For the avoidance of doubt, the delivery of such Officers’ Certificate and any communication between the Company and the Trustee in connection therewith shall not be disclosed to any Holder or otherwise by the Trustee (except to its legal counsel) before the mailing or sending of notice of redemption without the prior written consent of the Company. If fewer than all of the Notes are being redeemed, the Officers’ Certificate must also specify a record date not less than 10 days after the date of the notice of redemption is given to the Trustee, and the Notes shall be selected for redemption in accordance with the applicable procedures of the Depositary; provided that no Note in a principal amount of $2,000 shall be redeemed in part and no new Notes in a principal amount of $2,000 or less shall be issued in connection with any redemption in part. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption.

(b) The notice of redemption will identify the Notes (including the CUSIP numbers) to be redeemed and will include or state the following:

(i) the Redemption Date;

(ii) the Redemption Price, including the portion thereof representing any accrued interest;

(iii) the place or places where such Notes are to be surrendered for redemption;

(iv) Notes called for redemption must be so surrendered in order to collect the Redemption Price;

(v) on the Redemption Date, the Redemption Price will become due and payable on any Notes called for redemption, and interest on such Notes called for redemption will cease to accrue on and after the Redemption Date;

(vi) if any Note is redeemed in part, on and after the Redemption Date, upon surrender of such Note, new Notes equal in principal amount to the unredeemed portion will be issued; and

(vii) if any Note contains a CUSIP or CINS number, no representation is being made as to the correctness of the CUSIP or CINS number either as printed on such Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on such Notes.

(c) Once notice of redemption is sent to the Holders of Notes, such Notes called for redemption become due and payable at the Redemption Price on the relevant Redemption Date, and upon surrender of Notes called for redemption, the Company shall redeem such Notes at such Redemption Price. Commencing on the relevant Redemption Date, Notes redeemed will cease to accrue interest. Upon surrender of any Note redeemed in part, the Holder will receive new Notes, equal in principal amount to the unredeemed portion of the surrendered Note.

(d) If any Redemption Date for the Notes is after a Regular Record Date and on or prior to the next succeeding Interest Payment Date for such Notes, the holders of record of Notes shall receive such interest, and no such interest will be payable as part of the Redemption Price. On and after any Redemption Date for any Notes, interest will cease to accrue on such Notes.

(e) In connection with any redemption hereunder pursuant to Section 4.02, the Company shall, if applicable, obtain the Treasury Rate and calculate the Redemption Price.

ARTICLE 5

COVENANTS

Section 5.01. Limitations on Liens.

(a) As long as any of the Notes are outstanding, the Company will not, and will not permit any subsidiary of the Company to, create, suffer to exist, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, of the Voting Securities of any Applicable Entity without securing the Notes equally and ratably until such time as such indebtedness is no longer secured by such pledge, lien or other encumbrance.

(b) When a lien securing indebtedness for borrowed money that gave rise to the requirement under Section 5.01(a) that the Notes be secured equally and ratably thereby is released or terminated, as the case may be, by the holder or holders thereof, then the corresponding lien that secures the Notes shall be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any Person. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release or termination.

ARTICLE 6

AMENDMENTS

Section 6.01. Amendments to the Base Indenture. Pursuant to Section 2.02 of the Base Indenture and Section 3.01 hereof, the provisions in this Article 6 shall apply to the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such provisions.

(a) Section 8.03 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

Section 8.03. Covenant Defeasance. The Company shall be released from its respective obligations to comply with, and shall have no liability in respect of any term, condition or limitation set forth in Sections 4.03 and 4.04 and Article V of the Base Indenture, and Section 5.01 of this Second Supplemental Indenture; and Section 6.01(c) shall no longer constitute an Event of Default with respect to a series of Securities (including the Notes), provided the following conditions have been satisfied:

(i) the Company has complied with clauses (1), (2)(B) and (3) of Section 8.02 with respect to such series; and

(ii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case if such deposit and defeasance had not occurred.

Except as specifically stated above, none of the Company’s obligations under this Indenture will be discharged.

ARTICLE 7

SUPPLEMENTAL INDENTURES

Section 7.01. Supplemental Indentures. The terms of this Supplemental Indenture may be modified as set forth in Article IX of the Base Indenture as provided in such Article IX.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Sinking Funds. The Notes shall not have the benefit of a sinking fund.

Section 8.02. No Guarantees. As of the Issue Date, the Notes will not be guaranteed by any subsidiary of the Company.

Section 8.03. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 8.04. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 8.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8.06. Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 8.07. Trustee Disclaimer. The Trustee shall have no responsibility for the validity or sufficiency of this Supplemental Indenture or for the recitals contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Michael Pizzi
Name: Michael Pizzi
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

FORM OF SECURITY

[FACE OF GLOBAL SECURITY]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

E*TRADE FINANCIAL CORPORATION

3.800% Senior Note Due 2027

No.	CUSIP No. 269246 BQ6 ISIN No. US269246BQ61 $

E*TRADE Financial Corporation, a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & Co., or its registered assigns, the principal sum of             DOLLARS ($             ) or such other amount as indicated on the Schedule of Exchange of Securities attached hereto on August 24, 2027.

Interest Rate:	3.800% per annum.

Interest Payment Dates:	February 24 and August 24, commencing February 24, 2018.

Regular Record Dates:	February 9 and August 9.

Reference is hereby made to the further provisions of this Security (this “Note”) set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place. This Note is one of the Securities described in the Indenture referred to in this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

E*TRADE FINANCIAL CORPORATION

Date:	By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 3.800% Senior Notes Due 2027 described in the Indenture referred to in this Note.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Date:	By:
Authorized Signatory

[REVERSE SIDE OF GLOBAL SECURITY]

E*TRADE FINANCIAL CORPORATION

3.800% Senior Note Due 2027

1.	Principal and Interest.

The Company promises to pay the principal of this Note on August 24, 2027.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 3.800% per annum (subject to adjustment as provided below).

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on February 9 or August 9 immediately preceding the interest payment date) on each interest payment date, commencing February 24, 2018.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note or the Note surrendered in exchange for this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Issue Date. Interest will be computed in the basis of a 360-day year of twelve 30-day months.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the interest rate borne by the Notes. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

2.	Indentures.

This is one of the Notes issued under an Indenture dated as of August 24, 2017 (as supplemented by the First Supplemental Indenture thereto dated August 24, 2017 and the Second Supplemental Indenture thereto dated August 24, 2017 (the “Second Supplemental Indenture”) and as further amended from time to time, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general unsecured obligations of the Company.

3.	Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, as further described in the Indenture and Article 4 of the Second Supplemental Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.	Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company or a substantial part of its property occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.	Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any change that in the good faith opinion of the Board of Directors does not materially and adversely affect the rights of any Holder.

7.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

8.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

SCHEDULE OF EXCHANGES OF SECURITIES

The following exchanges of a part of this Global Security for Certificated Securities or a part of another Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee

A-9